Exhibit 5.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Skeena Resources Limited

We consent to the use of our report dated March 31, 2022 on the consolidated financial statements of Skeena Resources Limited (the “Entity”), which comprise the consolidated statement of financial position as at December 31, 2021, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2021, and the related notes, which is incorporated by reference in the Registration Statement on Form F-10 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants

September 15, 2022

Vancouver, Canada